Exhibit 5.1

One Shell Plaza 910 Louisiana Houston, Texas 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

August 1, 2014

Forum Energy Technologies, Inc.

920 Memorial City Way, Suite 1000

Houston, Texas 77024

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) by Forum Energy Technologies, Inc., a Delaware corporation (the “Company”), and certain of the Company’s subsidiaries listed in the Registration Statement as guarantors (the “Guarantors”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of $400 million aggregate principal amount of the Company’s 6.250% Senior Notes due 2021 (the “Exchange Notes”), guaranteed by the Guarantors to the extent set forth in the Indenture (as defined below) (the “Guarantees”), to be offered by the Company and the Guarantors in exchange (the “Exchange Offer”) for a like principal amount of the Company’s issued and outstanding 6.250% Senior Notes due 2021 (the “Outstanding Notes”), certain legal matters in connection with the Exchange Notes and the related Guarantees are being passed upon for you by us. The Exchange Notes and the related Guarantees are to be issued under an Indenture, dated as of October 2, 2013 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee.

In our capacity as your counsel in the connection referred to above, we have examined the Company’s Third Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, each as amended to date; and the Certificate of Formation, Certificate of Limited Partnership, Articles of Organization, Articles of Incorporation or Certificate of Incorporation and the Limited Liability Company Agreement, Operating Agreement, Agreement of Limited Partnership, Regulations or Bylaws, as applicable, each as amended to date, of each of the Guarantors; and the originals, or copies certified or otherwise identified, of the Indenture, of corporate records of each of the Company and the Guarantors, including minute books of each of the Company and the Guarantors as furnished to us by each of the Company and the Guarantors, certificates of public officials and of representatives of each of the Company and the Guarantors, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In connection with the opinions below, we also have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and Syntech Technology, Incorporated, (ii) the Registration Statement will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the related Guarantees will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Exchange Notes, when issued, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.

August 1, 2014

2. Each Guarantee of a Guarantor, when issued, will constitute a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act, the laws of the State of Texas, the contract law of the State of New York and the applicable federal laws of the United States of America, in each case as in effect on the date hereof. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.